Exhibit 10.11

July 8, 2003

Mr. John Sprouls
Vivendi Universal Entertainment LLLP
1000 Universal Studios Plaza
Orlando, FL 32819

Dear Mr. Sprouls:

Reference is made to the employment agreement between you and Universal Studios, Inc. (“Universal”), as assumed by Vivendi Universal Entertainment LLLP (“VUE”) dated as of December 7, 1999, as later amended as of October 11, 2001 (the “Employment Agreement”), pursuant to which you have been employed in an executive capacity. It is now our mutual intention to amend the Employment Agreement as follows:

1.             The current Term of the Employment Agreement will be hereby extended for a period through and including December 6, 2006.

2.             Effective immediately, Paragraph 9 of the Employment Agreement shall hereby be deleted in its entirety and replaced with the following:

9.             Arbitration of Disputes.

(a)           Arbitrable Disputes. You and the Company agree to use final and binding arbitration to resolve any dispute each party may have with the other or any affiliate relating to this Agreement or your employment with and/or termination from the Company (an “Arbitrable Dispute”). An Arbitrable Dispute includes, without limitation, any dispute about the validity, interpretation, or effect of this Agreement, or alleged violations of it, and further including, without limitation, any and all claims for compensation, breach of implied contract, tort violations and claims arising out of any alleged discrimination, harassment, or retaliation, including, but not limited to, those covered by the California Fair Employment and Housing Act (or similar state statute), the 1964 Civil Rights Act, 42 U.S.C. Section 2000e et seq., the Age Discrimination in Employment Act, and the Americans With Disabilities Act.

(b)           Exclusive Forum. Arbitration in this manner will be the exclusive forum for any Arbitrable Dispute. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JUDGE OR JURY IN REGARD TO AN ARBITRABLE DISPUTE. Should you or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Paragraph (excluding any initial oral or written settlement negotiations by either party), the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach.

(c)           Injunctive Relief. Notwithstanding Paragraphs 9(a) and 9(b), due to the irreparable harm that would result from certain actual or threatened violations of this Agreement, where either party is seeking only injunctive relief (e.g., a temporary restraining order, temporary injunction or permanent injunction), such party may file suit or bring an application for such injunctive relief in any federal or state court of competent jurisdiction without violating this Agreement and such suit for injunctive relief will not be considered an Arbitrable Dispute.

UNIVERSAL STUDIOS

100 UNIVERSAL CITY PLAZA UNIVERSAL CITY CA 91608

www.universalstudios.com

(d)           The Arbitration. Arbitration will take place in Los Angeles, California before a single experienced employment arbitrator licensed to practice law in California and selected in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The provisions of Section 1283.05 of the California Code of Civil Procedure regarding the taking of discovery in arbitration proceedings will apply to any such arbitration. In any such arbitration proceeding, any hearing must be transcribed by a certified court reporter. The arbitrator may not modify, change or disregard any lawful terms of this Agreement in any way or issue an award that is contrary to the law of California. At the conclusion of the arbitration, the arbitrator shall issue a written ruling consistent with California law setting forth the essential findings of fact and conclusions of law on which the arbitration award is based. The decision of the arbitrator shall be final and binding and enforceable in any court of competent jurisdiction.

(e)           Fees and Expenses. Each party will pay the fees of their respective attorneys, the expenses of their witnesses and experts, cost of any record or transcript of the arbitration, and any other expenses connected with the arbitration that such party might be expected to incur had the dispute been subject to resolution in court. The Company shall pay all costs and expenses of the arbitration that you would not otherwise have incurred if the dispute had been adjudicated in a court of law, rather than through arbitration; such as the arbitrator’s fees and any arbitration association administrative fees or filing fees in excess of the maximum court filing fee in the jurisdiction in which the arbitration is commenced.

(f)            Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Dispute shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff.

3.             All references to either the Company or Universal in the Employment Agreement shall hereinafter refer to VUE.

4.             All of the other provisions of the Employment Agreement, which are not modified hereunder, shall remain in full force and effect.

Please confirm your agreement to the foregoing by signing in the space provided below.

		Sincerely,

		Vivendi Universal Entertainment LLLP

		By:	/s/ Kenneth Kahrs

AGREED AND ACCEPTED:

/s/ John Sprouls	7.14.03
JOHN SPROULS	Date

A00301